EXHIBIT 99

FOR RELEASE 8:00 a.m. April 28, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS EARNINGS INCREASE;

DECLARES SEMI-ANNUAL CASH DIVIDEND

ROANOKE, VIRGINIA. April 28, 2005 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results. For the three months ended March 31, 2005 Valley Financial reported net income of $670,000 compared with $630,000 for the same three months of 2004, a 6% increase. Diluted earnings per share were $.16 in 2005’s first quarter, the same as in the first quarter of 2004. The Company’s return on average total assets was .71% for the first quarter and its return on average shareholders’ equity was 9.42%, compared with .79% and 11.65%, respectively, reported for the same period in 2004. During 2004, subsequent to March 31, the Company issued 408,098 additional shares of Common Stock, which affects the comparability of earnings per share and return on equity for the first quarters of 2004 and 2005.

At March 31, 2005 Valley Financial’s total assets were $394,414,000, total deposits were $306,055,000, total loans stood at $301,794,000 and total shareholders’ equity was $28,554,000. Compared with March 31, 2004 the Company experienced increases of $62,614,000 or 19% in total assets, $59,599,000 or 24% in total deposits and $70,234,000 or 30% in total loans over the twelve-month period.

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The quarter ended March 31 was a very respectable beginning to 2005. Net income was up a solid 6% over last year, despite a difficult interest rate environment. Loans and deposits increased at annualized growth rates of 27% and 38%, respectively. The Roanoke Valley is a highly concentrated, highly competitive banking market, and we have consistently increased our primary balance sheet components at up to ten times the growth rate of both the local economy and the market’s bank deposit base. With a market share of almost 7% where we have offices, we are seeing the tangible evidence of the preference by local consumers and businesses for dealing with the local community bank. We will open our new Grandin Village office in early May, which will be another boost to local deposit gathering and market share. We look forward with excitement to bringing the Valley Bank way of doing business to the Grandin Village neighborhood.”

Gutshall noted that “We – like many, if not most, community banks – have seen the net interest margin under considerable pressure from the low Federal Reserve target interest rates in recent years. The Fed has been increasing its target rates for some months now, and many analysts are expecting that pattern to continue through 2005. We believe the margin bottomed out in the third quarter of last year, and we have taken actions to position the Company for rising rates. Our net interest margin for the first quarter was 3.38%, down slightly from the 3.42% recorded for the first quarter of 2004. The first-quarter margin would have been even better, at 3.56%, had we not in January 2005 implemented SFAS 91 accounting treatment of loan fees, which has the effect of delaying recognition of those fees as income.”

Commenting on asset quality, Gutshall said “We continue to have asset quality ratios that compare favorably to peer groups and industry norms. The loan loss reserve went up by $324,000 in the first quarter, an increase of $226,000 or 231% over the first quarter of last year. Almost two-thirds of our loan loss provision in the quarter was the normal result of rapid growth in the loan portfolio. We did make a $122,000 special loan loss reserve provision to recognize adverse developments in one commercially-oriented relationship that we had identified in 2004 as a workout situation. There were no loans charged off in the first quarter of the year, and we ended the quarter with the loan loss reserve at 1.11% of net loans. As of March 31, 2005 non-performing assets were 0.73% of total assets, and only 0.06% of our loans were past due more than ninety days. “

At the 2005 Annual Meeting of Shareholders held on April 27, it was announced that the Board of Directors had declared the third consecutive semi-annual cash dividend on the Company’s common stock, in the amount of $.06 per share payable July 1, 2005 to shareholders of record June 1, 2005.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. An eighth full-service office will open in early May at 1327 Grandin Road, in the heart of Roanoke City’s trendy and historic Grandin Village neighborhood. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2005	December 31 2004	March 31 2004
Total assets	$394,414	$373,979	$331,800
Total loans	301,794	282,776	231,560
Investments	68,146	71,475	69,581
Deposits	306,055	279,333	246,456
Borrowed funds	57,488	64,004	61,342
Stockholders’ equity	28,554	28,316	22,419
Non-performing assets to total assets	0.73%	0.10%	0.21%
Loans past due more than 90 days to total loans	0.06%	0.08%	0.02%
Allowance for loan losses to net loans	1.11%	1.07%	1.16%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$7.10	$6.94	$6.00 *

*	Adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31
	2005	2004
Interest income	$5,044	$4,024
Interest expense	2,098	1,556
Net interest income	2,946	2,468
Provision for loan losses	324	98
Net interest income after provision for loan losses	2,622	2,370
Noninterest income	332	320
Noninterest expense	2,051	1,838
Net income before taxes	903	852
Provision for income taxes	233	222
Net income	$670	$630
Basic net income per share	$0.16	$0.17 *
Diluted net income per share	$0.16	$0.16 *
Return on average total assets	0.71%	0.79%
Return on average total equity	9.42%	11.65%
Yield on earning assets (TEY)	5.72%	5.49%
Cost of funds	2.41%	2.11%
Net interest margin (TEY)	3.38%	3.42%
Overhead efficiency ratio	60.34%	62.26%
Net charge-offs/average loans	0.00%	0.00%

*	Adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004.